Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Closes New $450 Million Unsecured Term Loan
And Completes Extension Of $650 Million Unsecured Revolving Credit Facility
Bethesda, MD, February 12, 2026 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”or “Pebblebrook”) today announced the successful refinancing of its near-term debt maturities, further strengthening its liquidity profile and extending its overall debt maturity schedule. The transaction included a new $450 million senior unsecured term loan, the early repayments of the Margaritaville Hollywood Beach Resort mortgage due in 2026 and the 2027 term loan, and the extension of the remaining $48 million portion of the revolving credit facility, restoring total revolver capacity to $650 million through October 2029, including two optional six-month extensions.

“We are greatly appreciative of the strong support from our lender group on this refinancing,” said Raymond D. Martz, Co-President and Chief Financial Officer of Pebblebrook Hotel Trust. “These transactions further extend our maturity runway, reduce secured debt, and add flexible, attractively priced debt capacity. Most importantly, the delayed-draw feature of the new term loan, together with our cash on hand and expected 2026 free cash flow, provides a clear, fully funded path to completely address the remaining $350 million of our December 2026 convertible notes. We’re also pleased to expand our bank group, and we welcome M&T Bank and the Royal Bank of Canada as two new financing partners as part of this overall transaction.”

New $450 Million Term Loan (Upsized / Extended Maturity)
The Company closed a new $450 million senior unsecured term loan. Proceeds and availability were structured as follows:
▪$360 million funded at closing to refinance the Company’s existing $360 million term loan and increase total capacity to $450 million, extending the maturity from October 2027 to February 2031; and
▪$90 million delayed-draw commitment, available to be drawn at the Company’s option through December 15, 2026.

In addition, the Company used $40 million of cash on hand to fully retire the outstanding balance on the Margaritaville Hollywood Beach Resort mortgage originally due in September 2026, further reducing secured debt, lowering interest expense, and simplifying the capital structure.

Importantly, the Company expects the $90 million delayed-draw capacity, when combined with cash on hand and expected free cash flow to be generated during 2026, to provide a clear and fully funded path to address the remaining $350 million outstanding principal amount of the Company’s 1.75% Convertible Senior Notes maturing in December 2026. Upon retiring these Notes, the Company will have effectively addressed its remaining 2026 debt maturity and will not have any significant debt maturities until 2028.

Extension of Revolving Credit Facility
Pebblebrook also extended the remaining $48 million portion of its senior unsecured revolving credit facility, restoring the facility’s full capacity to $650 million through October 2029, inclusive of two optional six-month extensions. This completed the final lender extension for the revolver. The $650 million revolving credit facility remains undrawn and available, providing substantial incremental liquidity and flexibility.

Pricing and Balance Sheet Profile
Pricing for the term loan and the revolving credit facility remain unchanged and are based on a competitive grid of 140 to 250 basis points over applicable SOFR, depending on leverage. As part of this financing, the Company also eliminated the 10-basis-point credit spread adjustment charge, previously applicable to all of its bank debt, saving hundreds of thousands of dollars in annual interest expense.

After giving effect to this financing and the Company’s interest rate swap agreements, approximately 89% of the Company’s total outstanding debt and convertible notes effectively bear interest at fixed rates, approximately 98% is unsecured, and the weighted average interest rate is approximately 4.4%. As of February 11, 2026, following the transactions described above, the Company held approximately $150 million in cash, cash equivalents, and restricted cash.

Advisors and Lender Group
BofA Securities, Inc. and Wells Fargo Securities, LLC. organized the debt maturity extensions and upsizing, serving as Joint Bookrunners and Joint Lead Arrangers. Capital One, National Association; M&T Bank; PNC Capital Markets LLC; Raymond James Bank; TD Bank, N.A.; Truist Securities, Inc.; and U.S. Bank National Association serve as Joint Lead Arrangers. Bank of America, N.A. serves as Administrative Agent. Wells Fargo Bank, National Association and U.S. Bank National Association serve as Syndication Agents. Capital One, National Association; M&T Bank; PNC Bank, National Association; Raymond James Bank; TD Bank, N.A.; and Truist Bank serve as Documentation Agents. Regions Bank serves as Senior Managing Agent. Additionally, Royal Bank of Canada is now a participant in the senior unsecured revolving credit facility.

About Pebblebrook Hotel Trust
Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 44 hotels, totaling approximately 11,000 guest rooms across 13 urban and resort markets.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “expect” and “will” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the Company’s prospective use of the delayed-draw feature of its $450 million senior unsecured term loan and the Company’s expected free cash flow to be generated in 2026. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, the operating performance of our hotels and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of February 12, 2026. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contact:

Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit www.pebblebrookhotels.com